Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mechanical Technology Incorporated:

We hereby consent to the use of our report dated February 9, 2001, with respect to the consolidated statements of operations, stockholders' equity, and cash flows of Plug Power Inc. and its subsidiary for the year ended December 31, 2000 and cumulatively, for the period from June 27, 1997 (date of inception) to December 31, 2000 (not separately presented herin) , which report appears in Amendment No. 1 to Form S-1 (No. 333-121868) of Mechanical Technology Incorporated.

/s/ PricewaterhouseCoopers LLP

Albany, New York

April 21, 2005